Exhibit 4.68

Power of Attorney

Principal:	Zhen Yang
ID No.:	3301 0619 6405 1804 90

Agent:	Leilei Wang
ID No.:	110102197304020437
Address:	No.1001, Building 1, Xiao Yang Yi Bin Hutong, Dongcheng District, Beijing

The Principal, Zhen Yang, a citizen of the People’s Republic of China, hereby authorizes Mr. Wang Leilei to exercise all voting powers as a shareholder of SHANGHAI DACHENG NETWORK TECHNOLOGY CO., LTD., (“Dacheng”) during the term of this Power of Attorney, including not limited to acting as the authorized representative to nominate and elect senior management officers such as directors, general manager at shareholders’ meetings of Dacheng.

Unless consented by the board of directors of KongZhong China Co., Ltd., (“KongZhong”) the aforesaid authorization is irrevocable. The Principal also agrees that KongZhong is entitled to appoint a new agent to replace the original agent, and will execute relevant documents and take all necessary actions to complete the new appointment.

The Agent, with the authorization of the Principal, shall exercise shareholders’ voting powers of Dacheng with due diligence and care, and will act in accordance with directions of the board of directors of KongZhong.

This Power Attorney will come into effect on the day of execution and will expire upon dissolution of KongZhong.

/s/ Zhen Yang (Signature)
Zhen Yang
Date: May 13, 2010